[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

Exhibit 5.02

May 25, 2010

Entergy Texas, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Texas, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-153442), as amended (the “Registration Statement”), relating to $200,000,000 aggregate principal amount of the Company’s Mortgage Bonds, 3.60% Series due June 1, 2015 (the “Bonds”).  The Bonds will be issued pursuant to the Company’s Indenture, Deed of Trust and Security Agreement, dated as of October 1, 2008, with The Bank of New York Mellon, as trustee (the “Trustee”) (the Indenture, Deed of Trust and Security Agreement, including the officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.  As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein.  We have also examined or caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and to the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legal, valid and binding obligations of the Company, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law), including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

This opinion is limited to the laws of the States of New York and Texas and the federal laws of the United States of America.  As to all matters of Texas law, we have relied upon the opinion of even date herewith addressed to you of Clark, Thomas & Winters, A Professional Corporation, Texas counsel to the Company, which is being filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein.  In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP